Exhibit (h)(45)

CHAMPLAIN INVESTMENT PARTNERS, LLC
18201 Von Karman, Suite 480
 Irvine, CA  92612

 June 30, 2015

Mr. Jeremy O. May
President and Chairman
ALPS Series Trust
1290 Broadway, Suite 1100
 Denver, CO  80203

Re:	ALPS Series Trust (the “Trust”) – New Sheridan Developing World Fund (the “Fund”)

Dear Mr. May:

This letter confirms the agreement of Champlain Investment Partners, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Fund (excluding Distribution and Service (12b-1) Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of 1.60% of the Fund’s average daily net assets for each of the Investor Class and Institutional Class through January 31, 2016.  The Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  If applicable, the waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of the close of business of June 30, 2015 and shall continue at least through January 31, 2016.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements.  Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

CHAMPLAIN INVESTMENT PARTNERS, LLC

By:	/s/ Judith W. O’Connell
Name:	Judith W. O’Connell
Title:	Managing Partner

Your signature below acknowledges acceptance of this letter agreement:

APS SERIES TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

2